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                                                                    EXHIBIT 99.1

HON INDUSTRIES                          P.O. Box 1109 Muscatine, Iowa 52761-7109

NEWS RELEASE

FOR INFORMATION CONTACT:  David C. Stuebe, Vice President and CFO   319/264-7400

                   HON INDUSTRIES MERGES HEAT-N-GLO FIREPLACE
                      PRODUCTS, INC. WITH HEATILATOR INC.

     Muscatine, IA (October 4, 1996) --- HON INDUSTRIES Inc. (NASDAQ/NMS:HONI) announced today the merging of Heat-N-Glo Fireplace Products, Inc. with its Heatilator Inc. subsidiary. The combined operations will have approximately $180 million in sales.

     Following the merger, the two companies will continue to operate as divisions of Hearth Technologies Inc., a subsidiary of HON INDUSTRIES. Daniel
C. Shimek will serve as President of Hearth Technologies Inc. with Stanley A. Askren as President of the Heatilator Division and Ronald J. Shimek as President of the Heat-N-Glo Division. It is not expected that the merger will change Heatilator's or Heat-N-Glo's relationships with their respective dealers and customers.

     Jack D. Michaels, Chairman, President and CEO of HON INDUSTRIES, said, "We expect the hearth products business will add to HON INDUSTRIES' profitable growth in future years."

     HON INDUSTRIES, a Fortune 1000 company, is a leading national manufacturer of metal and wood office furniture. The Company has one of the most complete product lines in the industry, which it manufactures and distributes in multiple marketing channels through four operating companies: The HON Company, The Gunlocke Company, Holga Inc., and BPI Inc. Another company, HON Export Limited, markets outside the United States and Canada selected products from all HON INDUSTRIES operating companies. HON INDUSTRIES common stock is traded on the NASDAQ Stock Market under the symbol HONI.

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